                List of Subsidiaries of Ambac Financial Group,Inc.
                --------------------------------------------------


  The following is a list of significant and other subsidiaries of Ambac Financial Group, Inc. The state of incorporation of each subsidiary is included in parentheses after its name.

AMBAC ASSURANCE CORPORATION (Wisconsin)

AMBAC CAPITAL CORPORATION (Delaware)

AMBAC CAPITAL MANAGEMENT, INC. (Delaware)

AMBAC INVESTMENTS, INC. (Delaware)

AMBAC FINANCIAL SERVICES HOLDINGS, INC. (Delaware)
  AMBAC FINANCIAL SERVICES, L.P. (Delaware)